EXHIBIT 2. STOCK PURCHASE AGREEMENT BY AND AMONG CENTRAL FEDERAL CORPORATION AND CFBANK AND RJO FINANCIAL SERVICES, INC. AND RICHARD J. O'DONNELL
                              DATED JUNE 10, 2004

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           CENTRAL FEDERAL CORPORATION

                                       AND

                                     CFBANK

                                       AND

                          RJO FINANCIAL SERVICES, INC.

                                       AND

                              RICHARD J. O'DONNELL

                                  JUNE 10, 2004

                                TABLE OF CONTENTS

SECTION 1. DEFINITIONS................................................................      1

SECTION 2. PURCHASE...................................................................      6
2.01  Purchase and Sale...............................................................      6
2.02  Purchase Price..................................................................      6
2.03  Actions to Effect Purchase......................................................      6
2.04  Adjustment of Purchase Price....................................................      7
2.05  Closing.........................................................................      7
2.06  Deliveries at the Closing.......................................................      7
2.07  Prohibition on Shares Transfer..................................................      8

SECTION 3. REPRESENTATIONS AND WARRANTIES OF RESERVE AND O'DONNELL....................      8
3.01  Organization and Good Standing of Reserve.......................................      8
3.02  Subsidiaries....................................................................      9
3.03  Capitalization: Title to Shares.................................................      9
3.04  Authority, Approvals and Consents...............................................      9
3.05  Financial Statements; Books and Records.........................................     10
3.06  Absence of Certain Changes or Events............................................     10
3.07  Contracts.......................................................................     12
3.08  Brokers.........................................................................     12
3.09  Transactions with Insiders......................................................     12
3.10  Properties and Insurance........................................................     12
3.11  Absence of Undisclosed Liabilities..............................................     13
3.12  Consents and Approvals..........................................................     13
3.13  Litigation......................................................................     13
3.14  Employee and Labor Matters......................................................     13
3.15  Compliance with Law; Permits and Licenses.......................................     14
3.16  No Other Agreements to Sell the Assets or Reserve Common Stock..................     14
3.17  Proprietary Rights..............................................................     14
3.18  Employee Benefit Plans..........................................................     15
3.19  Environmental Liability.........................................................     16
3.20  Loans...........................................................................     16
3.21  Taxes...........................................................................     17
3.22  Equipment.......................................................................     17
3.23  Servicing Agreements............................................................     17
3.24  No Repurchase Agreements........................................................     17
3.25  Relationship with Brokers.......................................................     17
3.26  No Material Adverse Effect......................................................     18
3.27  Mortgage Sale Agreements........................................................     18
3.28  Insurance.......................................................................     18
3.29  Real Property...................................................................     18

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING GCFC AND BUYER....................     19
4.01  Incorporation of GCFC and Buyer.................................................     19
4.02  Power; Authorization; Consents..................................................     19
4.03  Authorized Shares...............................................................     19
4.04  Regulatory Approval.............................................................     19
4.05  Financial Statements............................................................     20
4.06  Absence of Certain Changes or Events............................................     20
4.07  Absence of Undisclosed Liabilities..............................................     21
4.08  Litigation......................................................................     21
4.09  Compliance with Law; Permits and Licenses.......................................     21

SECTION 5. ACTIONS BY GCFC AND BUYER PRIOR TO CLOSING; FURTHER COVENANTS OF RESERVE
      AND THE SELLER..................................................................     22
5.01  Maintenance of Business and Preservation of Permits and Services................     22
5.02  Additional Financial Statements.................................................     22
5.03  Certain Prohibited Transactions.................................................     22
5.04  Investigation by GCFC and Buyer.................................................     24
5.05  Consents and Best Efforts.......................................................     24
5.06  Notification of Certain Matters; Supplemental Disclosure........................     25
5.07  Announcements...................................................................     25
5.08  Further Assurances..............................................................     25
5.09  Transaction Expenses............................................................     25
5.10  Fulfillment of Conditions.......................................................     26
5.11  No Solicitation.................................................................     26

SECTION 6. CONDITIONS TO THE OBLIGATIONS OF GCFC and BUYER............................     26
6.01  Representations and Warranties; Covenants.......................................     26
6.02  Consents........................................................................     26
6.03  No Injunctions or Orders........................................................     27
6.04  Directors.......................................................................     27
6.05  Certificates....................................................................     27
6.06  Regulatory Consents and Approvals...............................................     27
6.07  No Material Adverse Effect......................................................     27
6.08  Stockholders' Equity............................................................     27
6.09  Approval by Reserve.............................................................     27
6.10  Agreements......................................................................     28

SECTION 7. CONDITIONS TO THE OBLIGATIONS OF RESERVE AND O'DONNELL.....................     28
7.01  Representations and Warranties; Covenants.......................................     28
7.02  No Injunctions or Orders........................................................     28
7.03  Certificates....................................................................     28
7.04  Regulatory Consents and Approvals...............................................     28
7.05  Agreements......................................................................     28

SECTION 8. ACTIONS BY SELLER, RESERVE, GCFC AND BUYER AFTER THE CLOSING...............     29
8.01  Books and Records...............................................................     29
8.02  Further Assurances..............................................................     29
8.03  Certain Tax Matters.............................................................     29
8.04  Preparation and Filing of Tax Returns...........................................     29
8.05  Employees and Employee Benefits.................................................     30
8.06  Indemnification.................................................................     31
8.07  Registration of Securities......................................................     31

SECTION 9. CONFIDENTIALITY............................................................     31
9.01  Confidentiality.................................................................     31

SECTION 10. TERMINATION...............................................................     32
10.01 Termination.....................................................................     32
10.02 Effect of Termination...........................................................     33

SECTION 11. SURVIVAL..................................................................     33

SECTION 12. MISCELLANEOUS.............................................................     34
12.01 Headings........................................................................     34
12.02 Notices.........................................................................     34
12.03 Assignment......................................................................     35
12.04 Entire Agreement................................................................     35
12.05 Amendment, Waiver...............................................................     35
12.06 Counterparts....................................................................     36
12.07 Governing Law...................................................................     36
12.08 Severability....................................................................     36
12.09 No Third Person Beneficiaries...................................................     36
12.10 No Agreement until signed by all parties........................................     36
12.11 Invalidity......................................................................     36
12.12 Publicity.......................................................................     36
12.13 Disclosure Schedules............................................................     37
12.14 Interpretation..................................................................     37

                            STOCK PURCHASE AGREEMENT

         THIS AGREEMENT dated this 10th day of June, 2004, by and among Central Federal Corporation ("GCFC"), CFBank (the "Bank" or the "Buyer"), RJO Financial Services, Inc. ("Reserve"), and Richard J. O'Donnell ("O'Donnell").

         WHEREAS, O'Donnell is engaged in the business of originating, and selling residential mortgage loans under the name of Reserve Mortgage Services (the "Business"); and

         WHEREAS, GCFC and Buyer desire to purchase and O'Donnell desires to sell all issued and outstanding shares of capital stock of Reserve, on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

         In this Agreement (including the recitals and Schedules hereto), except as expressly provided or as the context otherwise requires, the terms below shall have the meanings set forth below. Other terms defined throughout the Agreement shall have the meanings defined for such terms in the Section in which such terms are defined.

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person. "Control" (including the terms "controlling," "controlled by" and under "common control with" a Person) means the possession, direct or indirect of the power to (i) vote 50% or more of the voting securities of such Person or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agency or Agencies" shall mean FNMA, FHLMC, GNMA, HUD, FHA, and VA or any similar state agency with jurisdiction over Reserve, GCFC or the Bank.

         "Agreement" means this agreement including all recitals, Exhibits, Schedules and the DISCLOSURE SCHEDULES relating hereto.

         "Bank Regulatory Agencies" shall mean the Office of Thrift Supervision and the Federal Deposit Insurance Corporation, and any similar agency of any state or any successor to any of the foregoing.

         "Bankruptcy Action" shall mean, with respect to any of Reserve's Loans, that the borrower (i) has made an assignment for the benefit of creditors or has petitioned or applied to any tribunal for the appointment of a custodian, receiver or trustee for the borrower or for a substantial part of the borrower's assets, (ii) has commenced any proceeding under any bankruptcy, reorganization, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, or (iii) has pending against the borrower any such petition, application or proceedings.

         "Business Day" means any day which is not a Sunday or Saturday and on which the Buyer is open for business.

         "Closing" means the closing of the purchase and sale of Reserve Common Stock pursuant to this Agreement.

         "Closing Date" means the day of the Closing, which shall be as soon as practicable following the date on which all conditions to the obligations of GCFC, Buyer, Reserve and O'Donnell under Sections 6 and 7 of this Agreement have been satisfied.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Collateral" means the property securing a Loan.

         "DISCLOSURE SCHEDULES" means the DISCLOSURE SCHEDULES relating to this Agreement attached hereto and delivered by the Parties under this Agreement.

         "Encumbrances" means (1) Liens for Taxes not yet due and payable (other than Taxes arising out of the Transaction contemplated by this Agreement); (2) such Liens, if any, that, in the aggregate, do not have a material negative impact on the value or present use of any of Reserve's acquired assets, including the leased real property; (3) other Liens relating to Reserve's assets or properties that are not related to borrowed money and that (y) secure the liabilities of the Business and (z) have been properly disclosed to GCFC and Buyer on an appropriate Schedule to this Agreement.

         "Environmental Laws" shall mean all federal, state, district, and local laws, and all rules or regulations promulgated thereunder, applicable to Reserve and relating to pollution or protection of the environment. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, and all analogous laws promulgated or issued by any state or other governmental authority, including without limitation, the laws of the State of Ohio and any other state where loans have been are originated by Reserve.

         "Equipment" means all machinery, equipment, furniture, tools, computers, terminals, computer equipment, office equipment, business machines, telephones and telephone systems, parts, accessories, and the like, wherever located, and any and all assignable warranties with respect thereto.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Facilities" means the offices and all other real property owned or leased by Reserve.

         "FHA" shall mean the Federal Housing Administration of the Department of Housing and Urban Development of the United States of America or any successor thereto.

         "FHLMC" shall mean the Federal Home Mortgage Loan Corp. or any successor thereto.

         "FNMA" shall mean the Federal National Mortgage Association or any successor thereto.

         "GAAP" means generally accepted accounting principles in the United States.

         "GCFC Common Stock" means the common stock authorized by the certificate of incorporation of GCFC.

         "GNMA" shall mean the Government National Mortgage Association or any successor thereto.

         "Hazardous Materials" means any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws).

         "HUD" shall mean the Department of Housing and Urban Development or any successor thereto.

         "Insider" means, with respect to any Person, any officer, director or Affiliate of such Person.

         "Insurer" shall mean (i) an entity or person who insures or guarantees all or any portion of the risk of loss upon borrowers' default on any of the Loans, including, without limitation, the FHA, the VA and any private or other public mortgage insurer, and (ii) providers of life, hazard, flood, disability, title or other insurance with respect to any of the Loans or the Collateral.

         "Investor" shall mean the FHLMC, FNMA, GNMA, HUD or any state investor or corporate or private investor, as the case may be, who owns any of the Loans or holds beneficial title to any of the Loans.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the Person, and in the case of a corporation or similar entity, by the officers and directors of such Person.

         "Legal Requirements" means all statutes, ordinances, codes, rules, regulations, standards, judgments, decrees, writs, rulings, injunctions, orders and other requirements of governmental, administrative or judicial entities that are material and applicable to Reserve and any of its property and O'Donnell.

         "Lien" means any encumbrance, charge, right or other security interest.

         "Litigation" shall mean a court action, an administrative or regulatory action, governmental investigation for which Reserve or O'Donnell or GCFC or the Bank, as the case may be, has received notice, or an arbitration proceeding, including, without limitation, Bankruptcy Action or pending Foreclosure.

         "Loan Documents" shall mean all files, records and documents existing which were customarily required to originate and secure the Loans and reasonably necessary to service the Loans in accordance with Investor requirements.

         "Loans" shall mean loans originated or owned by Reserve.

         "Material Adverse Effect" shall mean, with respect to any of the Parties, any adverse effect on its assets, financial condition or results of operations which is material to its assets, financial condition or results of operations on a consolidated basis, except for any material adverse effect caused by (i) any individual or combination of changes occurring after the date hereof in any federal or state law, rule or regulation or in GAAP, which change(s) affect(s) financial institutions generally, (ii) compliance with this Agreement, or (iii) expenses incurred in connection with this Agreement and the Transaction contemplated thereby.

         "Material Agreement" or "Material Contract" means each Reserve Agreement that is material to the business, operations, assets or financial condition of Reserve, including, without regard to materiality, each of the following Reserve Agreements:

         1. any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to borrowing of money by Reserve or guarantee by Reserve of such obligation;

         2. any guaranty, direct or indirect, by Reserve of any obligation for borrowed money, excluding endorsements made for collection in the Ordinary Course of Business;

         3. any obligation to sell or to register the sale of any of the shares or other securities of Reserve;

         4. any obligation to make payments, contingent or otherwise, arising out of the prior acquisition by Reserve of the business of other persons;

         5.       any Reserve Agreement to which any Insider is a party;

         6. any Reserve Agreement providing for aggregate payments in excess of $25,000 per annum after the Closing that is not terminable by Reserve on less than 90 days' notice without penalty;

         7. any Reserve Agreement containing non-competition covenants binding on Reserve or O'Donnell, or any covenants that limit Reserve's or O'Donnell's ability to engage in the mortgage business in any manner whatsoever;

         8. any partnership, joint venture or similar agreement to which Reserve is a party;

         9. any employment contracts, arrangements, commitments or understandings of any kind with any officer, director, employee or consultant of Reserve which may not be terminated by

                  Reserve without penalty upon not more than 30 days' notice, pursuant to which payments may be required to be made following the Closing;

         10. any contract obligating Reserve to pay an amount in excess of $10,000 per annum; and

         11. any capital expenditure, capital contribution or capital financing by Reserve in an amount in excess of $10,000.

         "Ordinary Course of Business" means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         "OTS" means the Office of Thrift Supervision.

         "Parties" means GCFC, the Bank, O'Donnell and Reserve when used collectively.

         "Permits" shall mean all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies or Agencies.

         "Person" means and includes an individual, corporation, partnership (limited or general), joint venture company (limited liability or general), company (limited liability or general), association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereof or any other entity.

         "Purchase Price" has the meaning given such term in Section 2.2 hereof.

         "Reserve Common Stock" means the common stock of RJO Financial Services, Inc.

         "Reserve Agreement" or "Contract" or "Contracts" means any mortgage, indenture, note, agreement, contract, lease, license, franchise, obligation, instrument or other commitment, arrangement or understanding of any kind, to which Reserve is a party or by which Reserve or any of its property may be bound or affected, including without limitation any agreements with or licenses or permits issued by any Agency, any agreements that affect Reserve in any way or that affects O'Donnell's ability to perform hereunder (including, in particular, any covenants limiting O'Donnell's ability to compete with any other party).

         "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments, and all estimated payments thereof, including but not limited to income, excise, property, sales, use, value added, environmental, franchise, payroll, transfer, gross receipts, withholding, social security, and unemployment taxes, imposed by any federal, state, county or local government, or any subdivision or agency thereof, and any interest, penalty and expense relating to such taxes, charges, fees, levies or other assessments.

         "Tax Return" means any return (including any informational return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax.

         "Transaction" means the purchase by Buyer and GCFC and sale by O'Donnell of all issued and outstanding shares of capital stock of Reserve and all related actions under this Agreement, on the terms and conditions hereinafter set forth

         "VA" means the Veterans Administration or any successor thereto.

SECTION 2. PURCHASE

2.01 PURCHASE AND SALE.

         Upon the terms and subject to the conditions set forth in this Agreement, O'Donnell agrees to sell to GCFC and the Bank, and GCFC and/or the Bank agrees to purchase from O'Donnell and Kathy Vidakovics all their right, title and interest in and to the outstanding shares of Reserve Common Stock as of the Closing Date.

2.02 PURCHASE PRICE.

         The purchase price for Reserve Common Stock (the "Purchase Price") shall consist of 153,846 of shares of GCFC Common Stock and which shall be issued by GCFC in such name as O'Donnell may direct.

2.03 ACTIONS TO EFFECT PURCHASE.

         (a) To effect the purchase, GCFC will form a new interim corporation under Ohio law ("Acquisition Subsidiary"). At the Closing, Acquisition Subsidiary shall merge with and into Reserve and the separate corporate existence of Acquisition Subsidiary shall cease (the "Merger"); Reserve shall be the surviving corporation in the Merger and a wholly-owned subsidiary of GCFC; and all of the property (real, personal and mixed), rights, powers and duties and obligations of Acquisition Subsidiary shall be taken and deemed transferred to and vested in Reserve, as the surviving corporation in the Merger, without further act or deed; all in accordance with the laws of the State of Ohio. The directors and officers of Acquisition Subsidiary duly elected and holding office immediately prior to the Closing shall be the directors and officers of Reserve following the Closing subject to the terms of this Agreement. Each outstanding share of Reserve Common Stock at the Closing shall be exchanged for the Purchase Price. The payment of the Purchase Price upon the exchange of Reserve Common Stock in accordance with the terms and conditions hereof shall constitute full satisfaction of all rights pertaining to such Reserve Common Stock.

         (b) Notwithstanding any provision of this Agreement to the contrary, GCFC may elect, subject to the filing of all applications and regulatory approvals, to modify the structure of the Transaction contemplated hereby, and the parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to GCFC, the Bank, Reserve or O'Donnell as a result of such modification, (ii) the Purchase Price is not thereby changed in kind or reduced in amount or delayed in payment because of such modification,
(iii) such modification will not materially increase the obligations, liabilities or duties of GCFC, the Bank, Reserve or O'Donnell prior to the Closing, and (iv) such modification will not be likely to delay or jeopardize receipt of any regulatory approval or otherwise materially delay consummation of the Closing.

         (c) The Buyer and GCFC shall have the exclusive right to determine whether Reserve shall become an operating subsidiary of the Bank, as defined by 12 C.F.R. Section. 559.2, or a subsidiary of GCFC.

2.04 ADJUSTMENT OF PURCHASE PRICE.

         The Purchase Price shall be reduced by 2.778% of the number of shares of GCFC Common Stock that O'Donnell received rounded to the next highest whole number for each full month less than 36 full months following the Closing Date in which O'Donnell is not employed as President and Chief Executive Officer of Reserve due to his voluntary termination pursuant to Section 4 of the proposed employment agreement attached hereto as Exhibit A, provided, however, that in no event shall the Purchase Price be reduced pursuant to this Section 2.04 by an aggregate amount greater than 101,936 shares of GCFC Common Stock. In such an event O'Donnell shall pay such amount in cash or by transfer of GCFC Common Stock. In the event that the adjustment is paid in cash the amount shall be the product of the amount of shares determined in this section multiplied by the sum of $9.81 per share.

2.05 CLOSING.

         Subject to the conditions set forth in Sections 6 and 7 of this Agreement, the Closing will take place on the Closing Date at the executive offices of the Bank, or at such other place as mutually agreed upon by the Parties. The parties agree to cooperate to exercise commercially reasonable efforts to close the Transaction contemplated herein as soon as reasonably practicable following the date of execution of this Agreement and the receipt of all required approvals.

2.06 DELIVERIES AT THE CLOSING.

         Subject to the provisions of Sections 6 and 7 hereof, at the Closing:

         (a) O'Donnell agrees to deliver to Buyer:

                  (1) the certificates representing the outstanding shares of Reserve Common Stock duly endorsed for transfer to GCFC;

                  (2) all certificates and other instruments and documents contemplated under Section 6 to be delivered by O'Donnell and Reserve at or prior to the Closing; and

                  (3) all other documents, instruments and writings required to be delivered by O'Donnell or Reserve at or prior to the Closing Date pursuant to this Agreement or otherwise, or reasonably requested by GCFC or the Buyer in connection herewith.

         (b) GCFC agrees to deliver to Reserve and O'Donnell:

                  (1) certificate for the shares of GCFC Common Stock as set forth in Section 2.02 of this Agreement delivered the next Business Day after the Closing Date;

                  (2) all certificates and other instruments and documents contemplated under Section 7 to be delivered by Buyer or GCFC at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably requested by the Reserve or O'Donnell in connection herewith;

                  (3) the employment agreement for O'Donnell in substantially the form set forth in Exhibit A;

                  (4) stock option agreements, substantially in the form of Exhibit B, for Kathy Vidakovics to acquire 10,000 shares of GCFC Common Stock and for O'Donnell to acquire 5,000 shares of GCFC Common Stock under that Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan at fair market value on the Closing Date; and

                  (5) all other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise, or reasonably requested by O'Donnell and Reserve in connection herewith.

2.07 PROHIBITION ON SHARES TRANSFER

         O'Donnell shall not transfer by any means any shares of GCFC Common Stock without providing two (2) Business Days prior notice to GCFC and the Buyer providing GCFC (i) the right to purchase such shares at such price agreed to by GCFC and O'Donnell. If GCFC and O'Donnell cannot agree on a price within two (2) Business Days after receipt of notice to GCFC and Buyer, O'Donnell shall have the right to sell such shares subject to applicable federal and state law.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF RESERVE AND O'DONNELL

         O'Donnell and Reserve have diligently sought to disclose all material aspects of the business, financial condition and assets and liabilities of Reserve to GCFC and the Buyer and, except as specifically disclosed in this Agreement or in Reserve DISCLOSURE SCHEDULES delivered with this Agreement. O'Donnell and Reserve jointly and severally hereby represent and warrant to GCFC and Buyer as follows:

3.01 ORGANIZATION AND GOOD STANDING OF RESERVE.

         Reserve is duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Ohio, and has the corporate power and authority to own, lease and operate the property used in the Business and to carry on the Business as now being conducted. Reserve is duly qualified to do business and is in good standing and has licenses to conduct Business in all jurisdictions listed on Schedule 3.01 of the DISCLOSURE SCHEDULES and Reserve is not required to be registered to do business, qualified or authorized to do business under applicable law in any jurisdiction not listed on

Schedule 3.01 of the DISCLOSURE SCHEDULES. Reserve has made available to GCFC and Buyer true and complete copies of the articles of incorporation and all amendments thereto of Reserve to the date hereof and the code of regulations of Reserve as in effect on the date hereof. The minute books and stock transfer ledgers of Reserve have been made available to GCFC and Buyer prior to the execution of this Agreement and accurately reflect all record transfers in the capital stock of Reserve prior to the execution of this Agreement and the originals thereof will be delivered to GCFC and the Buyer at Closing.

3.02 SUBSIDIARIES.

         Other than as identified in Schedule 3.02 of the DISCLOSURE SCHEDULES, and except for the Loans, Reserve does not own, directly or indirectly, any debt, shares or other equity interest or securities in any corporation, partnership, joint venture or other Person, and has no agreement or commitment, written or otherwise, to purchase any such interest.

3.03 CAPITALIZATION: TITLE TO SHARES.

         (a) The authorized capital stock of Reserve consists of 750 shares of common stock, of which one (1) share is issued and outstanding. The issued and outstanding share of Reserve Common Stock is owned by O'Donnell. The Reserve Common Stock has been validly authorized and duly issued, and is fully paid and non-assessable. Other than one (1) outstanding share of Reserve Common Stock, there are no shares of capital stock of Reserve issued and outstanding. Except as set forth in Schedule 3.03 of the DISCLOSURE SCHEDULES, there is no security, option, warrant, right, call, subscription agreement, commitment or understanding of any nature whatsoever, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of Reserve or any securities convertible into, or other rights to acquire, any shares of capital stock of Reserve, (ii) obligates Reserve to grant, offer or enter into any of the foregoing or (iii) relates to the voting or control of such capital stock, securities or rights. O'Donnell has good and marketable title to 100% of the Reserve Common Stock, free and clear of any Encumbrances. There are no restrictions upon the voting or transfer of any Reserve Common Stock pursuant to the Articles of Incorporation or code of regulations of Reserve or any agreement (written or otherwise) or other instrument to which Reserve or any Affiliate is a party or by which Reserve or any Affiliate or O'Donnell are bound. Upon consummation of the Transaction contemplated by this Agreement, Buyer or GCFC will be the owner of Reserve Common Stock, free of all Encumbrances.

3.04 AUTHORITY, APPROVALS AND CONSENTS.

         Reserve has the full corporate power and authority, and O'Donnell has the ability, to exercise, deliver and perform their obligations under this Agreement and to consummate the Transaction contemplated hereby. The execution, delivery and performance of this Agreement by O'Donnell and Reserve has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Reserve and O'Donnell and, subject to the receipt of any necessary consents, constitutes a valid and binding obligation of Reserve and O'Donnell, enforceable against Reserve and O'Donnell in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by O'Donnell and Reserve and the consummation of the Transaction contemplated hereby do not and will not:

      1) contravene any provisions of the articles of incorporation or code of regulations of Reserve;

      2) violate or conflict with any Legal Requirements applicable to O'Donnell or to Reserve;

      3) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority other than as required due to the participation of GCFC or the Bank in the Transaction or set forth in Schedule 3.04 of the DISCLOSURE SCHEDULES;

      4) Violate any Material Agreement that O'Donnell or Reserve is a party to, subject to the receipt of any necessary consents; or

      5)    Create an Encumbrance on any of Reserve's assets.

3.05 FINANCIAL STATEMENTS; BOOKS AND RECORDS.

         (a) Schedule 3.05(a) of the DISCLOSURE SCHEDULES contains the audited financial statements of Reserve for each of the fiscal years ended December 31, 2003, 2002 and 2001 (the "Financial Statements'). Schedule 3.05(a) also contains the internally prepared balance sheet and income statements for each of the months ended January, February, March and April, 2004 (the "Interim Financial Statements").

         (b) The Financial Statements of Reserve fairly present in all material respects the financial condition of Reserve as of the respective dates of and for the periods referred to in such Financial Statements, and are prepared in accordance with GAAP.

         (c) The Interim Financial Statements of Reserve fairly present in all material respects the financial condition of Reserve as of the respective dates of and for the periods referred to in such Interim Financial Statements, subject to all adjustments necessary to present fairly the results for the periods referred to therein.

         (d) The Interim Financial Statements of Reserve were compiled or prepared from and are in accordance with the books and records of Reserve. O'Donnell and Reserve have kept and maintained books and records that are accurate in all material respects, subject to all adjustments necessary to present fairly the results for the periods referred to therein.

3.06 ABSENCE OF CERTAIN CHANGES OR EVENTS.

         Since December 31, 2003, there has not been any:

         (a) event, and there has not existed any condition, that has had or is reasonably likely to have a Material Adverse Effect on Reserve;

         (b) sale, assignment or transfer of any of the assets of Reserve, other than sales, assignments or transfers of assets in the Ordinary Course of Business consistent with past practice or as set forth in Schedule 3.06 of the DISCLOSURE SCHEDULES;

         (c) material change in accounting methods or practices by Reserve (including, without limitation, any material change in depreciation or amortization policies or rates adopted by it) except for changes that may be required by GAAP;

         (d) entry into, termination or modification by Reserve of any Material Contract except a modification to a Material Contract in the Ordinary Course of Business consistent with past practice or as set forth in Schedule 3.06 of the DISCLOSURE SCHEDULES;

         (e) mortgage, pledge or other encumbrance of any assets of Reserve other than in the Ordinary Course of Business consistent with past practice or as set forth in Schedule 3.06 of the DISCLOSURE SCHEDULES;

         (f) declaration, setting aside or payment of any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of Reserve or any redemption, purchase or other acquisition of any of Reserve's capital stock, except as set forth in Schedule 3.06 of the DISCLOSURE SCHEDULES;

         (g) issuance by Reserve of, or commitment of Reserve to issue, any shares of capital stock or obligations or securities convertible into or exchangeable for shares of capital stock, except as set forth in Schedule 3.06 of the DISCLOSURE SCHEDULES;

         (h) cancellation or distribution of any indebtedness or waiver of any rights of Reserve, except in the Ordinary Course of Business consistent with past practice;

         (i) amendment, cancellation or termination of any Material Contract, license, Permit or other instrument material to Reserve other than in the Ordinary Course of Business consistent with past practice except as set forth in
Schedule 3.06 of the DISCLOSURE SCHEDULES;

         (j) failure to operate the business of Reserve, in the ordinary course so as to use reasonable efforts to: (i) preserve the Business intact; (ii) keep available the services of the key employees of Reserve; and (iii) preserve for Buyer and GCFC the goodwill of any of Reserve's suppliers, customers and others having business relations with it;

         (k) revaluation by Reserve of any of its assets, including without limitation, writing off notes or accounts receivable other than in the Ordinary Course of Business consistent with past practice;

         (l) damage, destruction, nor loss materially and adversely affecting the Facilities of Reserve, except where covered by insurance;

         (m) agreements to borrow money entered into by Reserve or any loans made or agreed to be made by Reserve, other than in the Ordinary Course of Business consistent with past practice; or

         (n) liability incurred involving $10,000 or more except in the Ordinary Course of Business, or any increase in the amount of or any change in the assumptions underlying, or methods of calculating, any contingency or other reserves except in the Ordinary Course of Business consistent with past practice.

3.07 CONTRACTS.

         (a) Reserve is not a party to, is not bound by nor receives benefits under (i) any Material Agreement not made in the Ordinary Course of Business, or
(ii) any contract or agreement that by its terms limits Reserve's ability to conduct any type of business or to conduct business in any location, in each case, whether written or oral.

         (b) All Material Agreements are identified and disclosed in Schedule
3.07 of the DISCLOSURE SCHEDULES, are in full force and effect and enforceable in accordance with the terms, and O'Donnell and Reserve have made available to GCFC and the Buyer for inspection true and complete copies of all Material Agreements. A list of Investors is also included in Schedule 3.07. Neither Reserve nor any party to a Material Agreement is in breach of or default under any Material Agreement, except for breaches or defaults which are not likely to have a Material Adverse Effect. The consummation of the Transactions contemplated hereby, and the performance of services prior or subsequent to the Closing Date as contemplated by the Agreement including exhibits hereto, will not (after notice or lapse of time or both), in any material respect, conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, give rise to any right of termination in respect of, any Material Agreement, except as set forth in Schedule 3.07 of the DISCLOSURE SCHEDULES.

         (c) Reserve does not underwrite, within the meaning of that term as contained in the agreements noted in this section, any of the loans that it sells to (1) Fifth Third Bank pursuant to the Correspondent Lending Agreement with Fifth Third Bank, dated May 29, 1997, and (2) National City Mortgage Company pursuant to the Mortgage Loan Purchase Agreement with National City Mortgage Company, dated May 29, 1997.

3.08 BROKERS.

         Neither Reserve nor O'Donnell has incurred and will not incur any broker's, finder's or similar fee, commission or expense, in connection with the Transaction contemplated by this Agreement.

3.09 TRANSACTIONS WITH INSIDERS.

         Set forth on Schedule 3.09 of the DISCLOSURE SCHEDULES is a true and complete list of the following agreements and transactions: (i) all Reserve Agreements to which any Insider or any Affiliate of Reserve is a party and (ii) a true and complete description of all transactions between Reserve or any employee benefit plan in which any employee of Reserve participates, on the one hand, and any Insider or any Affiliate of Reserve, on the other hand.

3.10  PROPERTIES AND INSURANCE.

         (a) Schedule 3.10 of the DISCLOSURE SCHEDULES attached hereto sets forth a list of all personal property owned or leased by Reserve. Reserve owns no real property. There are no Encumbrances on any personal property owned by Reserve.

         (b) Schedule 3.10 of the DISCLOSURE SCHEDULES sets forth a list as of the date hereof of all leases of real property, identifying separately each ground lease, to which Reserve is a party (collectively, the "Leases"). The Leases are in full force and effect in all material respects and, as of the date of this Agreement, Reserve has not received a notice of default or termination with respect to such Leases. All leases pursuant to which Reserve, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms. There has not occurred any event which would constitute a breach by Reserve in, the performance of any covenant, agreement or condition contained in any Lease.

         (c) Schedule 3.10 of the DISCLOSURE SCHEDULES contains a true and complete list of all material insurance policies currently in effect that insure the business, operations or employees of Reserve or affect or relate to the ownership, use or operation of any of the assets and properties of Reserve and that have been issued to Reserve for the benefit of Reserve. Each such policy is valid and binding and in full force and effect, Reserve is in material compliance with all such policies, no premiums due thereunder have not been paid and Reserve has not received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect. Reserve has no reason to believe that existing policies cannot be renewed or replaced as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of Reserve.

3.11 ABSENCE OF UNDISCLOSED LIABILITIES.

         Reserve does not have any material liability (contingent or otherwise) except as set forth in the Financial Statements and Interim Financial Statements delivered to GCFC and Buyer prior to the date hereof, and except for liabilities incurred in the Ordinary Course of Business thereafter.

3.12 CONSENTS AND APPROVALS.

         Except for the consents, waivers or approvals of, or filings or registrations with the Bank Regulatory Agencies and except for the filing of pre-merger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act, if applicable, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by Reserve or O'Donnell on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated by this Agreement. In addition, with respect to the Transaction contemplated by this Agreement, there are no consents of any Agencies required prior to Closing, other than as disclosed in Schedule 3.12 of the DISCLOSURE SCHEDULES.

3.13 LITIGATION.

         Except as set forth in Schedule 3.13(a) of the DISCLOSURE SCHEDULES, there are no civil, criminal, administrative, or investigative actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature or orders issued, pending or, to the Knowledge of O'Donnell, threatened, against O'Donnell or Reserve or any of Reserve's assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Agency, governmental authority or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, restraining, restricting, or making illegal or otherwise interfering with or affecting, this Agreement, the consummation of the Transaction contemplated hereby or thereby, or the acquired assets of Reserve, and which is reasonably likely to have a Material Adverse Effect on Reserve and the Business.

3.14 EMPLOYEE AND LABOR MATTERS.

         (a) A list of Reserve's employees and their compensation paid in 2003 and their current rate of compensation is contained in Schedule 3.14(a) of the DISCLOSURE SCHEDULES.

         (b) With respect to its employees, Reserve is not a party to any labor agreement with any labor organization, group or association and Reserve is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice (within the meaning of the National Labor Relations
Act). Reserve has not experienced any attempt by any labor union or labor organization to make Reserve conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover Reserve's employees. To the Knowledge of Reserve, there is no unfair labor practice charge or other complaint by any employee or former employee of Reserve against Reserve pending before any governmental agency arising out of any of Reserve's activities or threatened; and there is no labor strike or labor disturbance pending or, to the Knowledge of Reserve, threatened against Reserve.

3.15 COMPLIANCE WITH LAW; PERMITS AND LICENSES.

         (a) Reserve is operating in all material respects in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, foreign, state, Agency or local, including but not limited to, truth-in-lending, real estate settlement procedures, equal credit opportunity, mortgage lender, state usury and consumer protection acts, laws and regulations. Except as set forth in Schedule 3.15 of the DISCLOSURE SCHEDULES, Reserve has not received any notification from any agency or department of any federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting its operations. O'Donnell and Reserve are not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and have not received any communication requesting that either of them enter into any of the foregoing.

         (b) Reserve holds all Permits necessary for the ownership and conduct of the business of Reserve in each of the jurisdictions in which Reserve conducts or operates its business in the manner now conducted, and such Permits are in full force and effect. The consummation of the Transaction contemplated by this Agreement will not result in any revocation, cancellation or suspension of any such Permit, and there is no pending or, to the Knowledge of Reserve and O'Donnell, threatened, Litigation with respect to revocation, cancellation, suspension or nonrenewal thereof and there has occurred no event which (whether with notice or lapse of time or both) will result in such a revocation, cancellation, suspension or nonrenewal thereof, in any such case.

3.16 NO OTHER AGREEMENTS TO SELL THE ASSETS OR RESERVE COMMON STOCK.

         Neither O'Donnell nor Reserve has any agreement, absolute or contingent, with any other Person to sell any of its capital stock, including Reserve Common Stock, assets (other than sales of assets in the Ordinary Course of Business consistent with past practice) or its Business or to effect any merger, consolidation or other reorganization of its business or to enter into any agreement with respect thereto.

3.17 PROPRIETARY RIGHTS.

         Reserve owns or has valid, binding, enforceable and adequate rights to use all computer software, patents, trademarks, trade names, logos, service marks, URLs, Internet sites, domain names, service names, trade secrets, copyrights, proprietary information, inventions, know-how, other proprietary intellectual property rights, applications therefor, registrations thereof and licenses or other rights in respect thereof ("Intellectual Property") necessary for use in connection with the Business without any conflict with the rights of others. Neither Reserve nor Reserve has received any notice from any other Person or any other source pertaining to or challenging the right of Reserve to use any Intellectual Property or processes and procedures owned or used by or licensed to Reserve. No logos, trade names, trademarks, service marks or licenses are used by Reserve which are not owned by Reserve or to which Reserve does not have valid rights of use. No claims have been made or, to O'Donnell's Knowledge, threatened against O'Donnell or Reserve with respect to such logos, trade names, trademarks, service marks or licenses.

3.18 EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.18 of the DISCLOSURE SCHEDULES contains a complete list of all employee benefit plans of Reserve. Such list shall include but not be limited to any employment contract, consulting agreement, severance plan arrangement or policy, any plan or arrangement providing for vacation, retirement benefits, incentive compensation arrangement, deferred compensation arrangement, life, health, disability or accident benefits or other fringe benefits (collectively referred to herein as "Benefit Arrangements"). Each Benefit Arrangement complies in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws; and there has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) for which no statutory exemption exists under ERISA or the Code or for which no administrative exemption has been granted under
                  Section 408(a) of ERISA. Reserve has not contributed to a Benefit Arrangement which is subject to Title IV of ERISA.

         (b)      Miscellaneous.

                  (1) Neither Reserve nor any officer, director, employer, agent or representative thereof, nor any fiduciary thereof, has engaged in a transaction or failed to take any action in connection with which Reserve could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4976 or 4980B of the Code.

                  (2) To the knowledge of O'Donnell and Reserve, full payment has been made of (a) all amounts that Reserve is required to pay under the terms of all Benefit Arrangements, or under Section 412 of the Code, and
                           (b) all such amounts have been properly accrued through the Closing Date.

                  (3) To the knowledge of Reserve and O'Donnell, neither Reserve nor any organization to which it is a successor or parent organization within the meaning of Section 4069(b) of ERISA has engaged in any transaction described in Section 4069 of ERISA.

                  (4) Other than as provided in this Agreement, the transfer of Reserve Common Stock to GCFC and the Buyer as contemplated by Section 2 hereof will not
                           (a) entitle any current or former employee of Reserve to severance pay, unemployment compensation or any similar payment, (b) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such employee or former employee, other than any acceleration with respect to the time of payment or vesting under any Benefit Arrangement, or (c) renew or extend the term of any agreement regarding compensation for a current or former employee.

                  (5) There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Benefit Arrangement or any fiduciary thereof (other than rules of general applicability).

                  (6) Neither Reserve nor any officers of Reserve has engaged in any transaction or acted or failed to act in any manner that would subject Reserve to any liability for breach of a duty under ERISA.

                  (7) Other than routine claims for benefits, no claim against, or legal proceeding involving, Reserve or any Reserve Benefit Arrangement is pending or, to the Knowledge of Reserve, threatened.

3.19 ENVIRONMENTAL LIABILITY.

         Except as set forth in Schedule 3.19 of the DISCLOSURE SCHEDULES:

         (a) no Hazardous Materials have been used, stored or otherwise handled in any manner by Reserve on, in, from or affecting any real property or any other properties presently or formerly owned, leased, operated or used by Reserve (collectively, the "Properties") except in compliance in all material respects with applicable Environmental Laws;

         (b) to the knowledge of O'Donnell, no Hazardous Materials have at any time been released into or stored on or in any of the Properties; and

         (c) O'Donnell has not received any notice of any violations (and, to the knowledge of O'Donnell, there are no existing violations) of any applicable law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials on, in, from or affecting any of the Properties and there is no Litigation pending or, to the knowledge of Reserve or O'Donnell, threatened by any Person with respect to any such violations.

3.20 LOANS.

         Each of the Loans (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be,
(ii) each of the Loans has been secured by valid liens and security interests which have been properly perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and general equity principles. There are no defenses, setoffs or counterclaims (other than payment defaults) under any Loans. The documents related to Loans originated by Reserve are in compliance in all material respects with applicable law and Investor requirements.

3.21 TAXES.

         (a) All Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or with respect to, Reserve have been or will be filed on a timely basis in accordance with the laws, regulations and administrative requirements of each taxing authority. All such tax returns that have been filed on or before the Closing Date were, when filed, and continue to be, true, correct and complete in all material respects. Except as set forth in the DISCLOSURE SCHEDULES, Reserve has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which Reserve may be liable.

         (b) Reserve has paid, or made reasonable provision for the payment of, all Taxes that have or will become due for all periods ending on or before the Closing Date. The charges, accruals and reserves with respect to Taxes on the books of Reserve are adequate (determined in accordance with accounting principles generally accepted in the United States) and are at least equal, in all material respects, to Reserve's liabilities for Taxes. All Taxes that Reserve is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate taxing authority. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of Reserve (except for Taxes not yet due or payable).

         (c) Reserve has filed its returns as a Subchapter S corporation for each of the three years ended December 31, 2003, 2002 and 2001 and copies of such returns are contained in Schedule 3.21 of the DISCLOSURE SCHEDULES.

3.22 EQUIPMENT.

         The Equipment set forth on the DISCLOSURE SCHEDULES is individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted. Reserve has good and marketable title to the Equipment set forth on Schedule 3.22 of the DISCLOSURE SCHEDULES owned by Reserve, and Reserve has the right to use any Equipment held under leases.

3.23 SERVICING AGREEMENTS.

         All agreements pursuant to which Reserve is obligated to perform any services under any servicing agreements or master servicing agreements are set forth in Schedule 3.23 of the DISCLOSURE SCHEDULES.

3.24 NO REPURCHASE AGREEMENTS.

         Reserve has not purchased securities subject to an agreement to resell.

3.25 RELATIONSHIP WITH BROKERS.

         Set forth in Schedule 3.25 of the DISCLOSURE SCHEDULES is (i) a list of each correspondent contract between Reserve and its current correspondent brokers; and (ii) a copy of the form contracts used by Reserve. Each of the contracts between Reserve and its brokers is valid, binding and in full force and effect in accordance with its terms. Neither Reserve nor, to the knowledge of O'Donnell, any other party to any such contract is in default in any material respect with respect to any such contract.

3.26 NO MATERIAL ADVERSE EFFECT.

         Since December 31, 2003, there has not occurred a Material Adverse Effect with respect to Reserve or the Business.

3.27 MORTGAGE SALE AGREEMENTS.

         To the Knowledge of Reserve and O'Donnell (i) there is no threatened reduction or cancellation of any mortgage sale agreement to which it is a party, and (ii) the obligations of Reserve under each mortgage sale agreement to which it is a party are being performed in accordance with its terms.

3.28 INSURANCE.

         (a) Mortgage Insurance. Reserve has complied in all material respects with the provisions of the applicable insurance or guarantee contract for each mortgage Loan and the insurance or guarantee contract is in full force and effect for each mortgage Loan. To the Knowledge of Reserve, there is no reasonable basis to believe that there are any events or conditions (except for the passage of time or giving of notice) that can result in a revocation of insurance or provide adequate grounds to deny coverage.

         (b) Title Insurance. To the extent required by each applicable Investor, Reserve has title insurance for all Loans from a title Insurer acceptable to the applicable Investor and qualified to do business in the jurisdiction where the Collateral is located. Reserve has not performed any act or omission that would impair title insurance coverage for the Loans.

         (c) Other Insurance. All Loans are covered by hazard insurance and, where applicable, flood insurance, to the extent required by law or agreement, and each policy is in a form usual and customary to the industry, in full force and effect, and fully paid prior to the date insurance payments were due.

3.29 REAL PROPERTY.

         (a) Reserve does not own any real property. Schedule 3.29(a) contains a correct and complete list of Reserve's leased real property, and copies of the real property leases. All buildings, structures and other improvements on the leased real property are individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted.

         (b) Except as set forth in Schedule 3.29(b) of the DISCLOSURE SCHEDULES, Reserve does not own or otherwise hold any real estate owned property ("REO").

         (c) Subject to the terms of the real property leases and except as set forth in Schedule 3.29(c) of the DISCLOSURE SCHEDULES, Reserve has a valid and subsisting leasehold estate in and the right to quiet enjoyment to the leased real property for the full term of the lease thereof. Each real property lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of Reserve and, to O'Donnell's and Reserve's Knowledge, of each other Person that is a party thereto, and except as set forth in Schedule 3.29(c) of the DISCLOSURE SCHEDULES, there is no, and O'Donnell has no Knowledge of any nor received notice of any, default. Except as set forth in Schedule 3.29(c) of the DISCLOSURE SCHEDULES or as contemplated by this Agreement, O'Donnell has not assigned, sublet, transferred, hypothecated or otherwise disposed of its interest in any real property lease. No penalties are accrued and unpaid under any real property lease.

SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING GCFC AND BUYER

         GCFC and Buyer hereby represent and warrant to Reserve and O'Donnell, jointly and severally, as follows:

4.01 INCORPORATION OF GCFC AND BUYER.

         GCFC is duly incorporated and validly existing as a corporation in good standing under laws of the State of Delaware, and has the corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted. GCFC is duly qualified to do business and in good standing in any state where the failure to be so qualified would have a Material Adverse Effect on its operations. Buyer is duly organized and validly existing as a federal savings bank, and has the corporate power and authority to own, lease and operate the property used in its business and to carry on its business as now being conducted.

4.02 POWER; AUTHORIZATION; CONSENTS.

         GCFC and Buyer have the corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transaction contemplated hereby subject to receipt of any necessary approvals from the Bank Regulatory Agencies and any Agency. The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and approved by the board of directors of GCFC and the Buyer, pursuant to resolutions provided to O'Donnell, and no other proceedings on the part of GCFC and the Buyer are necessary to authorize and approve this Agreement or the Transaction contemplated hereby. This Agreement has been duly executed and delivered by GCFC and the Buyer and constitutes a valid and binding obligation of GCFC and the Buyer, enforceable against GCFC and the Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies. The execution, delivery and performance of this Agreement by GCFC and the Buyer and the consummation of the Transaction contemplated hereby do not and will not:

         (1) contravene any provisions of the certificate of incorporation or bylaws of GCFC or the charter or bylaws of Buyer or the duly adopted resolutions of the board of either; or

         (2) violate or conflict with any material Legal Requirement applicable to GCFC or the Buyer or any of their business or property.

4.03 AUTHORIZED SHARES.

         The authorized but unissued shares of common stock of GCFC are sufficient to permit the issuance of the shares of GCFC common stock as set forth in Section 2.02 of this Agreement and GCFC has taken appropriate action to reserve such number of shares for purposes of the Transaction contemplated herein. When issued, the GCFC Common Stock to be issued pursuant to Section 2.02 of this Agreement will be duly authorized, fully paid and nonassessable.

4.04 REGULATORY APPROVAL.

         Except for the consents, waivers or approvals of, or filings or registrations with the Bank Regulatory Agencies and except for the filing of pre-merger notification reports under the Hart-Scott-

Rodino Antitrust Improvements Act, if applicable, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other Person, is required to be made or obtained by the GCFC or the Bank on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction contemplated by this Agreement.

4.05 FINANCIAL STATEMENTS

         (a) Schedule 4.05(a) of the DISCLOSURE SCHEDULES contains the audited financial statements of GCFC and the Bank for each of the fiscal years ended December 31, 2003, 2002 and 2001 (the "Buyer Financial Statements"). The Buyer Financial Statements fairly present in all material respects the financial condition of GCFC and the Bank as of their respective dates and for the period referred to in the Buyer Financial Statements, and are prepared in accordance with GAAP.

         (b) Schedule 4.05(b) of the DISCLOSURE SCHEDULES contains the balance sheets and income statements of GCFC and the Bank for each of the months ended January, February, March and April 2004 (the "Buyer Interim Financial Statements"). The Buyer Interim Financial Statements fairly present in all material respects the financial condition of GCFC and the Bank as of the respective dates and for the periods referred to in such Buyer Financial Statements, subject to all adjustments necessary to present fairly the results for the periods referred to therein.

4.06 ABSENCE OF CERTAIN CHANGES OR EVENTS

         Since December 31, 2003, there has not been any:

         (a) event, and there has not existed any condition, that has had or is reasonably likely to have a Material Adverse Effect on GCFC or the Bank;

         (b) material change in accounting methods or practices by GCFC or the Bank, except for changes required by GAAP; or

         (c) issuance of, or commitment to issue, any shares of capital stock or obligations or securities convertible into or exchangeable for shares of capital stock of GCFC or the Bank other than pursuant to existing equity compensation plans.

4.07 ABSENCE OF UNDISCLOSED LIABILITIES

         Neither GCFC nor the Bank has any material liability (contingent or otherwise) except as set forth in the Buyer Financial Statements and Buyer Interim Financial Statements delivered to O'Donnell prior to the date hereof, and except for liabilities incurred in the Ordinary Course of Business thereafter.

4.08 LITIGATION

         There are no civil, criminal, administrative, or investigative actions, audits, demands, suits, claims, arbitrations, hearings, litigations, disputes, investigations or other proceedings of any kind or nature or orders issued, pending or, to the Knowledge of GCFC or the Bank, threatened against GCFC or the Bank or any of their respective assets, at law, in equity or otherwise, in, before, by, or otherwise involving, any Agency, Bank Regulatory Agency, or governmental authority or other Person that question or challenge the validity or legality of, or have the effect of prohibiting, restraining, restricting, or making illegal or otherwise interfering with or affecting, this Agreement, the consummation of the Transaction contemplated hereby or thereby, or the assets of GCFC or the Bank, and which is reasonably likely to have a Material Adverse Effect on GCFC or the Bank.

4.09 COMPLIANCE WITH LAW; PERMITS AND LICENSES

         (a) GCFC and the Bank are operating in all material respects in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, foreign, state, Agency, Bank Regulatory Agency, or local, including but not limited to, truth-in-lending, real estate settlement procedures, equal credit opportunity, mortgage lender, state usury and consumer protection acts, laws and regulations. Neither GCFC nor the Bank has received any notification from any Agency, Bank Regulatory Agency, or any other agency or department of any federal, state, or local government (i) asserting a material violation of any such statue or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization, or (iii) restricting or in any way limiting the operations of either GCFC or the Bank. Neither GCFC nor the Bank are subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and neither has received any communication requesting that it enter into any of the foregoing.

         (b) GCFC and the Bank hold all Permits necessary for the ownership and conduct of their respective business in each of the jurisdictions where they conduct or operate such business in the manner now conducted, and such Permits are in full force and effect. The consummation of the Transaction contemplated by this Agreement will not result in any revocation, cancellation or suspension of any such Permit, and there is no pending or, to the knowledge of GCFC or the Bank, threatened Litigation with respect to revocation, cancellation, suspension or nonrenewal thereof and there has occurred no event which (whether with notice or lapse of time or both) will result in such a revocation, cancellation, suspension or nonrenewal thereof, in any such case.

SECTION 5. ACTIONS BY GCFC AND BUYER PRIOR TO CLOSING; FURTHER COVENANTS OF RESERVE AND THE SELLER

         Reserve, O'Donnell, GCFC and Buyer covenant as follows for the period from the date hereof to the Closing Date:

5.01 MAINTENANCE OF BUSINESS AND PRESERVATION OF PERMITS AND SERVICES.

         From the date hereof to the Closing Date, and except as contemplated or provided hereby or to the extent that GCFC and Buyer shall otherwise consent in writing, O'Donnell and Reserve shall:

         (a) operate Reserve and the Business substantially as previously operated and in the regular and Ordinary Course of Business consistent with past practices;

         (b) maintain Reserve's personal property and the Equipment in good working order and condition, reasonable wear and use excepted, and deliver such Equipment to Buyer on the Closing Date in such condition, and maintain all policies of insurance covering the Equipment in amounts and on terms substantially equivalent to those in effect on the date hereof;

         (c) take all steps reasonably necessary to maintain Reserve's rights in and to the Intellectual Property and other intangible assets of Reserve related to the Business;

         (d) comply with all Legal Requirements applicable to the conduct of the Business where the failure to so comply would have a Material Adverse Effect on the Business or the Equipment;

         (e) maintain the books and records in the usual, regular, and ordinary manner, on a basis consistent with past practices, and prepare and file all tax returns and amendments thereto required to be filed by Reserve after taking into account any extensions of time granted by any taxing authorities;

         (f) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, employees and suppliers of the Business and others having a business relationship with Reserve; and

         (g) maintain all licenses and approvals necessary to conduct the Business and operations in accordance with applicable Law.

5.02 ADDITIONAL FINANCIAL STATEMENTS.

         As soon as reasonably practicable after they become available, Reserve shall furnish to Buyer Interim Financial Statements for each month prior to the Closing Date.

5.03 CERTAIN PROHIBITED TRANSACTIONS.

         Reserve shall not, and O'Donnell shall not cause, direct or permit Reserve, without the prior approval of GCFC or the Buyer to:

         (a) except pursuant to plans of Reserve set forth in Schedule 5.03(a) of the DISCLOSURE SCHEDULES, (i) increase the compensation payable by Reserve to any individual who is currently an employee of Reserve, whether paid on a salary or commission basis, except as part of a normal annual compensation adjustment, (ii) pay or award any bonus, incentive compensation, service award or other like benefit for or to the credit of any of Reserve personnel, except for amounts accrued in the Ordinary Course of Business and reflected in the Interim Financial Statements through the date of this Agreement, (iii) pay or agree to pay any employee welfare, pension, retirement, profit sharing or similar payment or arrangement for any personnel except pursuant to the existing plans and arrangements described in the DISCLOSURE SCHEDULES, (iv) enter into any new employment, management or consulting agreement with any individual, or (v) implement any new bonus or incentive compensation plan ; and (vi) hire any employee;

         (b) adopt or enter into any employee benefit plan or arrangement, or modify any of the employee benefit plans, arrangements or practices described on the DISCLOSURE SCHEDULES other than to (i) make contributions in accordance with the normal practices of Reserve, (ii) extend coverage to any other Personnel who become eligible in accordance with the terms thereof, (iii) make amendments or modifications reasonably necessary in order to comply with applicable law, or
(iv) make amendments or modifications that will not, individually or in the aggregate, materially increase the liability of Reserve;

         (c) except in the Ordinary Course of Business, sell, assign or transfer any of the assets of Reserve;

         (d) except in the Ordinary Course of Business, enter into, terminate or modify any Material Contracts; provided, however, Reserve shall not enter into any new Material Contract with any Investor after the date of this Agreement without the prior written consent of GCFC and the Bank;

         (e) cancel any indebtedness or waive or compromise any rights having a value to Reserve of $5,000 or more, whether or not in the Ordinary Course of Business;

         (f) except in the Ordinary Course of Business and consistent with past practice, mortgage, pledge or otherwise encumber any assets of Reserve;

         (g) except in the Ordinary Course of Business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation; provided, however, Reserve shall not enter into any agreement for indebtedness with any party not under an agreement as of the date of this Agreement or increase the amount of a credit line under an existing Material Agreement.

         (h) except pursuant to present plans of Reserve set forth in Schedule 5.03(h) of the DISCLOSURE SCHEDULES declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of Reserve;

         (i) issue or commit to issue any shares of capital stock or obligations or securities convertible into or exchangeable for capital stock;

         (j) terminate, cancel or amend any insurance coverage maintained by Reserve with respect to any assets of Reserve or its Business;

         (k) settle pending or threatened Litigation involving Reserve without the prior written approval of Buyer;

         (l) amend its articles of incorporation or code of regulations;

         (m) merge with any other corporation or entity or permit any other corporation or entity to merge into it or consolidate with any other corporation or entity;

         (n) fail to comply with any applicable law, regulation, ordinance, order, injunction or decree, or fail to comply with any lawful requirement of any governmental body, Agency, court, Investor or Insurer or contractual obligation in connection with the origination or servicing of any Loans;

         (o) establish any new Facilities, renew any leases, or enter into any agreement or understanding relating to servicing or servicing rights without the prior written approval of GCFC or the Buyer; or

         (p) agree to do any of the foregoing.

5.04 INVESTIGATION BY GCFC AND BUYER.

         GCFC and Buyer shall be permitted to have one of their employees present at Reserve from and after the execution of this Agreement to familiarize Buyer with the operations of Reserve. In addition, O'Donnell and Reserve shall allow Buyer during regular business hours through Buyer's employees, agents and representatives, to make such investigation of the business, properties, books and records of Reserve, and to conduct such examination of the condition of Reserve, as Buyer reasonably deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of Reserve hereunder; provided, however, that any information obtained from Reserve shall be subject to the provisions relating to confidentiality as set forth herein. No investigation pursuant to this SECTION 5.04 shall affect or be deemed to modify any representation or warranty made by, any party hereto.

5.05 CONSENTS AND BEST EFFORTS.

         (a) Promptly after execution and delivery of this Agreement, GCFC, Buyer, O'Donnell and Reserve shall make all filings required under applicable laws and regulations. In addition, GCFC, Buyer, O'Donnell and Reserve will each promptly furnish all information as may be required by any federal or state regulatory Agency or Bank Regulatory Agency properly asserting jurisdiction in order that the requisite approvals for the purchase and sale of Reserve Common Stock pursuant hereto, and the Transaction contemplated hereby, may be obtained or to cause any applicable waiting periods to expire. Reserve, O'Donnell, GCFC and Buyer will, as soon as practicable, commence to take all other action required to obtain as promptly as practicable all necessary Permits, consents, approvals, authorizations and agreements of, and to give all notices and reports and make all other filing with, any third parties, including without limitation, those required from governmental authorities necessary to authorize, approve or permit the consummation of the Transaction contemplated hereby, and GCFC and the Buyer, O'Donnell and Reserve shall cooperate with each other with respect thereto.

         (b) Buyer and Reserve shall provide to each other copies of all applications, documents, correspondence or oral (to the extent material) or written comments that each of them or any of their

Affiliates files with, sends to or receives from any regulatory or governmental agency, or the staff or supervisory agents of any of them (including drafts of such applications, documents and correspondence with a reasonable period of time to review and comment on such items prior to filing), relating to this Agreement and the Transaction contemplated herein, including any applications filed for the purpose of obtaining any necessary regulatory consents, approvals or waivers. GCFC, Buyer, O'Donnell and Reserve each represents and warrants to the other that all information concerning it, its Affiliates or their respective directors, officers, shareholders and subsidiaries included (or submitted for inclusion) in any such application or filing shall be true, correct and complete in all material respects. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its commercially reasonable efforts to take, or cause or be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the Transaction contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

5.06 NOTIFICATION OF CERTAIN MATTERS; SUPPLEMENTAL DISCLOSURE.

         O'Donnell and Reserve shall give prompt notice to GCFC and Buyer, and GCFC and Buyer shall give prompt notice to O'Donnell and Reserve, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (ii) any material failure of O'Donnell or Reserve or GCFC and Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure, (iii) any information known to O'Donnell or Reserve or GCFC or Buyer, respectively, that indicates that any representation or warranty of such, contained herein will not be true and correct in any material respect as of the Closing, and (iv) the occurrence of any event known to O'Donnell, Reserve or GCFC or Buyer, which will result, or has a reasonable prospect of resulting, in the failure to satisfy a condition specified in Section 6 or 7 hereof. The delivery of such updated Schedules shall not relieve O'Donnell and Reserve or GCFC and the Buyer, as the case may be, from any violation of the their representations and warranties herein, and shall not have any effect for purposes of determining the satisfaction of the conditions set forth in Sections 6 and 7 hereof other than compliance with this
Section 5.06.

5.07 ANNOUNCEMENTS.

         Prior to the Closing, no party hereto will issue any press release or otherwise directly or indirectly make any public statement or furnish any statement or make any announcement to its customers with respect to the Transaction contemplated hereby without the prior consent of the other, except as may be required by law and then after prior notification and an opportunity to review by the other party

5.08 FURTHER ASSURANCES.

         Any time after the Closing, O'Donnell will promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by GCFC or Buyer, to satisfy his obligations hereunder.

5.09 TRANSACTION EXPENSES.

         Each of GCFC and the Buyer, and O'Donnell and Reserve shall be responsible for payment of their own transaction-related expenses incurred in connection with the Transaction contemplated by this Agreement including, but not limited to, fees and expenses of counsel, accountants and other professionals.

5.10 FULFILLMENT OF CONDITIONS.

         Each of O'Donnell, Reserve, GCFC and Buyer (i) will execute and deliver at the Closing all agreements, certificates and documents that each is required hereby to execute and deliver as a condition to the Closing; (ii) will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of each contained in this Agreement; and (iii) will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

5.11 NO SOLICITATION.

         Neither Reserve nor O'Donnell shall solicit offers to purchase Reserve, any of its outstanding securities or a substantial part of its assets nor shall they engage in any negotiations with respect thereto from the date of this Agreement to the termination of this Agreement or consummation of the Transaction contemplated hereby. In the event Reserve or O'Donnell receives an unsolicited offer they shall notify GCFC or the Bank within two (2) Business Days.

SECTION 6. CONDITIONS TO THE OBLIGATIONS OF GCFC AND BUYER

         The obligations of GCFC and Buyer required to be performed by them at or prior to the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by GCFC or Buyer:

6.01 REPRESENTATIONS AND WARRANTIES; COVENANTS.

         The representations and warranties of O'Donnell and Reserve contained in Section 3 of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date. The obligations and covenants of Reserve and O'Donnell required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. At the Closing, GCFC and Buyer will receive certificates, dated the Closing Date and duly executed by O'Donnell and the President and Chief Executive Officer of Reserve, to the effect that the conditions set forth in the preceding sentences have been satisfied.

6.02 CONSENTS.

         All Permits, consents, approvals and waivers from any governmental authority and other parties necessary to permit Reserve, O'Donnell, GCFC and Buyer to consummate the Transaction contemplated hereby or necessary to avoid a breach of, default under or termination of any Reserve Agreement or Permit of Reserve, the absence of which would prevent Reserve from continuing to conduct its business substantially in accordance with past practice without significant cost or loss of revenue shall have been obtained, and no such Permit, consent, approval or waiver shall contain any condition or requirement which shall materially and adversely affect the economic and business benefits to GCFC or Buyer of the Transaction contemplated hereby; all conditions required to be satisfied prior to the Closing imposed by the terms of such Permits, consents, approvals or waivers shall have been satisfied; all waiting periods relating to such approvals shall have expired; and all notifications to any regulatory authorities that are required shall have been made.

6.03 NO INJUNCTIONS OR ORDERS.

         None of the parties hereto shall be subject to any order, decree, stay or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transaction contemplated hereby.

6.04 DIRECTORS.

         GCFC and the Buyer will have received the written resignation of any director of Reserve requested. Reserve and O'Donnell shall have cooperated with GCFC and the Buyer to take any necessary and appropriate actions to appoint as directors of Reserve (as of the effective time of the Closing) those persons as requested by GCFC and the Buyer. David C. Vernon shall be elected as Chairman of the Board.

6.05 CERTIFICATES.

         In addition to the certificates required by SECTION 6.01, Reserve and O'Donnell will execute such certificates as reasonably requested by the GCFC and Buyer and Reserve will furnish to Buyer such additional certificates of its executive officers as Buyer may reasonably request to evidence satisfaction of the conditions set forth in this SECTION 6.

6.06 REGULATORY CONSENTS AND APPROVALS.

         All consents, approvals and actions of, filing with and notices to any governmental or regulatory authority necessary to permit GCFC, the Buyer, O'Donnell and Reserve to perform their obligations under this Agreement and to consummate the Transaction contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the Transaction contemplated by this Agreement shall have occurred.

6.07 NO MATERIAL ADVERSE EFFECT.

         No event shall have occurred that has or is reasonably likely to result in a Material Adverse Effect on Reserve.

6.08 STOCKHOLDERS' EQUITY.

         Reserve shall have stockholders' equity, computed in accordance with GAAP, equal to not less than $250,000, provided, however, that fixed assets shall not exceed $105,000 and, provided further, that in the event that stockholder's equity is less than $250,000 the purchase price shall be adjusted by reducing the number of shares to be issued in an amount equal to the product of .102 multiplied by the dollar amount less than $250,000 and in such event GCFC shall restore the stockholders' equity to not less than $250,000.

6.09 APPROVAL BY RESERVE.

         This Agreement, and the Transaction contemplated hereby, shall have been approved by O'Donnell as the shareholder of Reserve under applicable state law, Reserve's articles of incorporation and code of regulations.

6.10 AGREEMENTS.

         Reserve and O'Donnell shall have executed the employment agreement attached hereto as Exhibit A, consistent with the terms of this Agreement.

SECTION 7. CONDITIONS TO THE OBLIGATIONS OF RESERVE AND O'DONNELL

         The obligations of Reserve and O'Donnell to be performed at or prior to the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Reserve or
O'Donnell:

7.01 REPRESENTATIONS AND WARRANTIES; COVENANTS.

         The representations and warranties of the GCFC and Buyer contained in
Section 4 of this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement (except to the extent such representations and warranties speak as of an earlier date) and as of the Closing Date. The obligations and covenants of GCFC and the Buyer required by this Agreement to be performed at or prior to the Closing Date shall have been duly performed and complied with in all material respects. At the Closing, Reserve and O'Donnell shall receive certificates, dated the Closing Date and duly executed by the Chief Executive Officer of GCFC and the Buyer, to the effect that the conditions set forth in the preceding sentences have been satisfied.

7.02 NO INJUNCTIONS OR ORDERS.

         None of the parties hereto shall be subject to any order, decree, stay or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Transaction contemplated hereby.

7.03 CERTIFICATES.

         GCFC and the Buyer will have furnished Reserve and O'Donnell with such certificates of their officers and others as O'Donnell may reasonably request to evidence satisfaction of the conditions set forth in this Section 7.

7.04 REGULATORY CONSENTS AND APPROVALS.

         All consents, approvals and actions of filings with and notices to any governmental or regulatory authority necessary to permit Reserve and Buyer to perform their obligations under this Agreement and to consummate the Transaction contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the Transaction contemplated by this Agreement shall have occurred.

7.05 AGREEMENTS.

         O'Donnell shall have been offered the opportunity to execute the employment agreement attached hereto as Exhibit A consistent with the terms of this Agreement. Each of O'Donnell and Ms. Vidakovics shall have been offered the opportunity to purchase from Reserve any life insurance policy on their respective lives owned by Reserve.

SECTION 8. ACTIONS BY SELLER, RESERVE, GCFC AND BUYER AFTER THE CLOSING

8.01 BOOKS AND RECORDS.

         Reserve, GCFC and Buyer agree that so long as any books, records and files relating to the business, properties, assets or operations of Reserve, to the extent that they pertain to the operations of Reserve prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during normal business hours for any proper purpose.

8.02 FURTHER ASSURANCES.

         On and after the Closing Date, Reserve and Buyer will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to secure the release of O'Donnell from personal guarantees of the obligations of Reserve subsequent to the closing, and in order to carry out any of the provisions hereof.

8.03 CERTAIN TAX MATTERS.

         GCFC, Buyer and O'Donnell shall cooperate (and cause Reserve to cooperate) fully, and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to this Agreement and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Reserve agree (A) to retain all books and records with respect to tax matters pertinent to Reserve relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Reserve or Buyer, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Reserve further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the Transaction contemplated hereby). The parties further agree that in the event any audit, examination, litigation or other proceeding with any taxing authority in connection with the filing of tax returns pursuant to this Agreement results in the shift of any item of income or deduction from Reserve's pre-closing tax return to its post-closing tax return, or vice versa, then an appropriate post-closing adjustment to the Purchase Price paid pursuant to this Agreement shall be made in order to make whole the party which suffers the economic impact of such shift.

8.04 PREPARATION AND FILING OF TAX RETURNS.

         Reserve will, at Reserve's expense, timely file or cause to be filed all tax returns that will be required to be filed after the Closing Date by, or with respect to, Reserve for all periods ending on or before the Closing Date in accordance with applicable laws, regulations and administrative requirements, and GCFC, Buyer and Reserve will cooperate with respect thereto. All such tax returns that are filed after the Closing Date will be true, correct and complete in all material respects when filed or caused to be filed by Reserve. Prior to filing the returns Reserve shall provide a copy to GCFC and the Buyer for review.

8.05 EMPLOYEES AND EMPLOYEE BENEFITS.

         (a) It is the intention of GCFC and the Buyer to continue the employment of each individual employed by Reserve immediately prior to the Closing Date (all such persons referred to herein as "Continuing Employees"). Retention of any employee by the Bank subsequent to the Closing Date shall be subject to a satisfactory review by the Bank under its employment standards applied to all employees of the Bank. On and after the Closing Date, the employee plans of Reserve may, at Buyer's election and subject to the requirements of ERISA and the Code, continue to be maintained separately, terminated, or consolidated with GCFC or Buyer's benefit plans (the "Buyer's Employee Plans"). The Continuing Employees shall be entitled to participate in Buyer's Employee Plans on the same basis and subject to the same conditions as such plans are made available to Buyer's employees generally. All Continuing Employees who become participants in a Buyer Employee Plan shall, for purposes of determining eligibility and vesting (and not for benefit accrual purposes) be given credit for their service as an employee of Reserve prior to the Closing Date.

         (b) Ms. Vidakovics shall be entitled to be considered for awards under any stock option program of GCFC or the Bank on the same basis as any other senior executive of Reserve or the Bank. Ms. Vidakovics will serve as a Vice President of Reserve, subject to the employment practices of the Bank, following the Closing Date.

         (c) In the event of any termination of any Reserve health plan or consolidation of any such plan with any GCFC health plan, GCFC shall make available to Continuing Employees and their dependents employer-provided health coverage on the same basis as it provides such coverage to GCFC employees. Unless a Continuing Employee affirmatively terminates coverage under a Reserve health plan prior to the time that such Continuing Employee becomes eligible to participate in the GCFC health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of Reserve health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of GCFC and their dependents. In the event of a termination or consolidation of any Reserve health plan, terminated Reserve employees and qualified beneficiaries will have the right to continued coverage under group health plans of GCFC in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any Reserve health plan, or consolidation of any Reserve health plan with any GCFC health plan, any coverage limitation under the GCFC health plan due to any pre-existing condition shall be waived by the GCFC health plan to the degree that such condition was covered by Reserve health plan and such condition would otherwise have been covered by the GCFC health plan in the absence of such coverage limitation. All Reserve employees who cease participating in a Reserve health plan and become participants in a comparable GCFC health plan shall receive credit for any co-payment and deductibles paid under such Reserve health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the GCFC health plan, upon substantiation, in a form satisfactory to GCFC that such co-payment and/or deductible has been satisfied.

8.06 INDEMNIFICATION.

         (a) In the event that following the Closing Date it is discovered that any representation or warranty of Reserve or O'Donnell was not true and correct in all material respects as of the Closing Date, O'Donnell shall indemnify GCFC or the Bank for all liabilities, costs, charges and expenses incurred, including reasonable attorney fees. Such indemnification shall be paid in cash or the fair market value of GCFC Common Stock on the transfer date, at the option of GCFC. This indemnification shall continue for a period of eighteen (18) months following the Closing Date, except in the case of breach of any representation or warranty set forth in Section 3.21 hereof, which shall continue for a period equal to the applicable statue of limitations.

         (b) In the event that following the Closing Date it is discovered that any representation or warranty of GCFC or the Buyer was not true and correct in all material respects as of the Closing Date, GCFC and the Bank shall indemnify O'Donnell for all liabilities, costs, charges and expenses incurred, including reasonable attorney fees. Such indemnification shall be paid in cash or the fair market value of GCFC Common Stock on the transfer date, at the option of O'Donnell. This indemnification shall continue for a period of eighteen (18) months following the Closing Date.

         (c) The parties hereto agree that any indemnification payments to be made pursuant to paragraphs (a) or (b) of this Section 8.06 shall be subject to the limitation that no claim may be made until the aggregate amount of indemnifiable claims by the claimant thereof exceeds Twenty Thousand Dollars ($20,000), at which time claims for indemnification for the entire amount may be made.

         (d) The parties hereto agree to each indemnify and hold harmless the other for all liabilities, costs, charges and expenses incurred, including reasonable attorney fees, caused by the failure of the indemnifying party to perform any agreement, obligation, covenant or undertaking of the indemnifying party under or pursuant to this Agreement.

8.07 REGISTRATION OF SECURITIES.

         Within two (2) Business Days following the Closing Date, GCFC shall cause the registration under the Securities Act of 1933 that number of shares of GCFC Common Stock used to pay the Purchase Price. GCFC shall also undertake any and all other actions necessary in order to cause the GCFC Common Stock delivered to O'Donnell hereunder to be freely transferable, subject to applicable banking and securities laws, regulations and rules.

SECTION 9. CONFIDENTIALITY

9.01 CONFIDENTIALITY.

         (a) All confidential information disclosed by Reserve or O'Donnell whether prior to or subsequent to the Closing Date, shall be solely for the purpose of consummating the Transaction described herein and shall not be used by GCFC and the Bank for any other purpose. Buyer shall maintain the confidentiality of such information. If the Transaction described herein is not consummated, all documents and copies hereof containing such confidential information in the possession of GCFC and Buyer or its agents or representatives shall be returned to Reserve. For purposes of this paragraph, confidential information shall mean information relating to the assets, business and financial condition of Reserve that is not publicly available through sources other than O'Donnell or Reserve.

         (b) All confidential information disclosed by any one of the Parties to another shall be used solely for the purpose of this Agreement and the Transaction described herein and shall not be used by the Parties for any other purpose. The Parties shall maintain the confidentiality of such information. If the Transaction described herein is not consummated, all documents and copies thereof containing such confidential information relating to the Parties or their agents or representatives shall be returned to the appropriate party. For purposes of this paragraph, confidential information relating to GCFC and the Bank shall mean information relating to the assets, business and financial condition of GCFC and the Bank that is not readily available through sources other than GCFC and the Bank.

         (c) All terms and conditions of this Transaction, whether or not the Transaction described herein is consummated, shall be kept in confidence by the Parties and shall not be disclosed to any other party; provided, this shall not prohibit the Parties from disclosing such information to their respective accountants, lawyers and other financial advisers so long as such parties have agreed to be bound by the confidentiality provisions of this paragraph or as otherwise required by law. The terms of this Section 9.01 shall survive termination of this Agreement.

SECTION 10. TERMINATION

10.01 TERMINATION.

         This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual consent of the Parties hereto;

         (b) at any time on or prior to the Closing Date, by GCFC and the Buyer by notice to O'Donnell and Reserve, if O'Donnell or Reserve has, or by O'Donnell and Reserve by notice to GCFC and the Bank, if Buyer or GCFC has, in any material respect, breached (i) any covenant or agreement contained herein, or
(ii) any representation or warranty contained herein, and in either case if such a breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date;

         (c) By GCFC and Buyer or by Reserve and O'Donnell, if any court of competent jurisdiction or other governmental body has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transaction contemplated by this Agreement, and such order, decree, ruling or other action has become final and non-appealable, provided that same cannot be stayed, lifted, set aside or satisfied by reasonable action of the Parties;

         (d) On the Closing Date, by any party hereto in writing, if any of the conditions precedent set forth in Sections 6 or 7 hereof with respect to such party have not been satisfied or fulfilled;

         (e) By GCFC and Buyer, or Reserve and O'Donnell, if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the Transaction contemplated hereby, unless such terminating party's willful breach of this Agreement has caused the condition to be unsatisfied, provided that the terminating party has given the other party written notice with respect thereto at least ten (10) Business Days prior to such termination and has given the other party a reasonable opportunity to discuss the matter with a view to achieving a mutually acceptable resolution; or

         (f) by one of the Parties hereto in writing if the Closing Date has not occurred by the close of business on December 31, 2004 due to circumstances beyond the control of the Parties hereto.

         If GCFC, Buyer, Reserve or O'Donnell terminate this Agreement pursuant to the provisions hereof, such termination will be effected by written notice to the other party specifying the provision hereof pursuant to which such termination is made.

10.02 EFFECT OF TERMINATION.

         (a) Upon termination of this Agreement pursuant to Section 10.01 hereof, this Agreement will forthwith become null and void, except as otherwise provided in this Agreement, and remedies for any knowing breach will include damages, attorneys' fees, and other remedies that are otherwise available at law or in equity.

         (b) In the event that either (i) GCFC or Buyer, on the one hand, or
(ii) O'Donnell or Reserve, on the other hand, shall have (x) breached this Agreement pursuant to Section 10.01(b) hereof, or (y) voluntarily terminated this Agreement without the consent of the other parties hereto, then in either such case the party breaching or voluntarily terminating this Agreement shall pay the non-breaching or non-terminating parties the total sum of $300,000 (the "Fee"), within three (3) Business Days after written demand for payment is made by the non-breaching or non-terminating parties.

         (c) If demand for payment of the Fee is made pursuant to Section 10.02(b) and payment is timely made, then the non-breaching or non-terminating parties will not have any other rights or claims against the breaching or terminating parties and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 10.02(b) will constitute the sole and exclusive remedy of the non-breaching or non-terminating parties against the breaching or terminating parties and their respective officers and directors.

SECTION 11. SURVIVAL

         All representations and warranties contained herein or made in connection herewith shall survive for a period of eighteen (18) months following the Closing Date, and shall not be waived by, any investigation by any other party, the execution and delivery of this Agreement, or the performance by the parties of their respective obligations hereunder or thereunder. All covenants and agreements of the parties set forth herein shall continue in full force and effect from and after the date hereof until such date as all of such covenants and agreements have been satisfied in full or waived, or this Agreement has otherwise been terminated, except for such warranties, representations, covenants and agreements as survive such termination by their own terms.

SECTION 12. MISCELLANEOUS

12.01 HEADINGS.

         The section headings herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. References to Sections, unless otherwise indicated, are references to Sections of this Agreement.

12.02 NOTICES.

         All notices to be given pursuant to this Agreement to any party must be in writing and will be deemed to have been validly given if delivered by hand or by overnight delivery to such party (if an individual) or to an officer or agent of such party at its address given below; or if delivered by facsimile transmission, to such party at its address given below. The address of each party for the purposes of this Agreement is as follows:

                  If to O'Donnell:

                  c/o Reserve Mortgage Services

                  If to Reserve:

                  Reserve Mortgage Services
                  1730 Akron Peninsula Road
                  Akron, Ohio 44313
                  Attention:  Mr. Richard J. O'Donnell
                              President and Chief Executive Officer
                              Phone: (330) 945-7000
                              Fax: (330) 945-7277

                  With a copy to:

                  Stark & Knoll Co. LPA
                  76 South Main Street
                  Akron, Ohio 44308
                  Attention:  John Krajewski, Esq.
                              Phone: (330) 376-3300
                              Fax: (330) 762-3108

                  If to GGCFC or Buyer:

                  CFBank
                  2923 Smith Road
                  Fairlawn, Ohio 44333

                  Attention:  Mr. David C. Vernon

                              Chairman and Chief Executive Officer
                              Phone: (330) 666-7979
                              Fax: (330) 666-7959

                  with a copy to:

                  Luse Gorman Pomerenk & Schick, PC
                  5335 Wisconsin Avenue, NW
                  Suite 400
                  Washington, D.C. 20015

                  Attention:  Richard S. Garabedian, Esq.
                              Phone: (202) 274-2030
                              Fax: (202) 362-2902

         Either party may by notice to the other change its address for notice and will so change its address for notice whenever its existing address for notice ceases to be adequate for delivery both by hand and by facsimile.

         Notices so given will be deemed to be given and received: on the date of delivery, if delivered by hand or by overnight delivery service; and if sent by facsimile, on the date transmission is confirmed by the recipient.

12.03 ASSIGNMENT.

         This Agreement and all provisions hereof will be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interest, or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party, and provided that no party hereto or successor or assignee has the ability to subrogate any other person to any right or obligation under this Agreement. Notwithstanding the foregoing, the parties hereto acknowledge and agree that O'Donnell shall have the right to direct GCFC to issue up to twenty percent (20%) of the GCFC Common Stock comprising the Purchase Price to Kathy Vidakovics.

12.04 ENTIRE AGREEMENT.

         This Agreement (including the Exhibits, Schedules and DISCLOSURE SCHEDULES hereto) embodies the entire agreement and understanding of the parties with respect to the Transaction contemplated hereby and thereby and supersedes all prior written or oral commitments, arrangements or understandings with respect thereto. There is no restriction, agreement, promise, warranty, covenant or undertaking with respect to the Transaction contemplated hereby and thereby other than those expressly set forth herein or therein.

12.05 AMENDMENT, WAIVER.

         This Agreement may only be amended or modified in writing signed by the party or parties against whom enforcement of any such amendment or modification is sought. Any party hereto may, by an instrument in writing, waive compliance with any term or provision of this Agreement on the part of such other party or parties hereto. The waiver by any party hereto of a breach of any term or provision of this Agreement will not be construed as a waiver of any subsequent breach.

12.06 COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and each of which will be deemed an original.

12.07 GOVERNING LAW.

         This agreement will be governed by the laws of the State of Ohio as to all matters, including but not limited to matters of validity, construction, effect and performance.

12.08 SEVERABILITY.

         If any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and O'Donnell, Reserve, GCFC and Buyer will use their reasonable efforts to substitute one or more valid, legal and enforceable provisions which insofar as practicable implement the purposes and intent hereof. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

12.09 NO THIRD PERSON BENEFICIARIES.

         This Agreement is not intended to confer upon any other Person other than the parties hereto, any rights or remedies hereunder.

12.10 NO AGREEMENT UNTIL SIGNED BY ALL PARTIES.

         Nothing in this document will constitute an offer capable of acceptance or an agreement of any kind until this document is executed and delivered by each of the parties. Facsimile signatures received by each of the parties hereto will be binding under this Agreement.

12.11 INVALIDITY.

         In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

12.12 PUBLICITY.

         The Parties shall mutually agree as to the form and substance of any press release relating to this Agreement or the Transaction contemplated hereby and shall consult with each other as to the form and substance of other public disclosure related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other party, from making any disclosure which its counsel deems necessary.

12.13 DISCLOSURE SCHEDULES.

         Any information set forth on the DISCLOSURE SCHEDULES with respect to a particular Section of this Agreement shall be deemed disclosed for purposes of any other Section of this Agreement and for this Agreement generally.

12.14 INTERPRETATION.

         Each and every provision of this Agreement has been mutually negotiated, prepared and drafted and, in connection with the construction of any provision hereof, no consideration shall be given to the issue of which party actually prepared, drafted, requested, deleted or negotiated any provision of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    CENTRAL FEDERAL CORPORATION

                                    By: /s/ David C. Vernon
                                       ----------------------------------------
                                    Name:  David C. Vernon
                                    Title: Chairman, President and Chief
                                           Executive Officer

                                    CFBANK

                                    By: /s/ David C. Vernon
                                        ---------------------------------------
                                    Name:  David C. Vernon
                                    Title: Chairman and Chief Executive Officer

                                    RJO FINANCIAL SERVICES, INC.

                                    By: /s/ Richard J. O'Donnell
                                        ---------------------------------------
                                    Name:  Richard J. O'Donnell
                                    Title: President and Chief Executive Officer

                                     SELLER

                                     By: /s/ Richard J. O'Donnell
                                         ---------------------------------------
                                     Name:  Richard J. O'Donnell
                                     Title: Individually

                                    EXHIBIT A

                              EMPLOYMENT AGREEMENT

         This AGREEMENT ("Agreement") is made effective as of _______________, 2004 by and between RESERVE MORTGAGE SERVICES, INC. ("Reserve"), a wholly-owned subsidiary of CFBank (the "Bank"), the Bank and RICHARD J. O'DONNELL (the "Executive").

         WHEREAS, The Bank and Reserve wish to be assured of the services of the Executive for the period provided in this Agreement following its acquisition by the Bank, a wholly-owned subsidiary of Central Federal Corporation ("GCFC"); and

         WHEREAS, the Executive is willing to serve in the employ of Reserve for said period; and

         WHEREAS, the Executive is willing to provide services to the Bank and Reserve as provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree, as follows:

1.       POSITION AND RESPONSIBILITIES.

         During the period of Executive's employment hereunder, the Executive agrees to serve as President and Chief Executive Officer of Reserve. The Executive shall render such administrative and management services to Reserve, as are customarily performed by persons in a similar executive capacity for a mortgage banking company, and to the Bank as may be assigned to him, from time to time, by the Chairman of the Bank, to whom he shall report. The Executive shall render such services at the current home office location of the Bank or Reserve or such other location within thirty miles of either location unless the Executive otherwise consents to a different location.

2.       TERM.

         (a) The period of Executive's employment under this Agreement shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter (the "Term"). The Term may be extended at the discretion of Reserve upon a comprehensive performance evaluation by Reserve's Board of Directors (the "Board") or a committee thereof.

         (b) During the period of Executive's employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods provided in accordance with policies of the Bank, and reasonable leaves of absence provided in accordance with policies of the Bank, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the operation and management of the Bank and Reserve. The Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in the judgment of the Board, will not present any conflict of interest with GCFC or its subsidiaries (the "Subsidiaries"), or materially affect the performance of Executive's duties pursuant to this Agreement.

3.       COMPENSATION AND REIMBURSEMENT.

         (a) The Executive shall be entitled to a salary from Reserve in the amount of $100,000 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any tax-qualified retirement or welfare plan or any other deferred compensation plan maintained by GCFC and its Subsidiaries. Such Base Salary shall be payable in accordance with the normal payroll practices of the Bank. The Board may increase Executive's Base Salary at anytime in its sole discretion, subject to an annual performance review, but may not decrease the Base Salary unless it is part of a company wide compensation adjustment applicable to all senior executives of the Bank in a proportionate manner. Any increase in Base Salary shall become the "Base Salary" for purposes of this Agreement.

         (b) The Executive shall be entitled to participate in those benefit plans, arrangements and perquisites available to all other senior executives of the Bank, including any stock option plan of the Bank or GCFC, on the same terms and conditions applicable to such executives. Without limiting the generality of the foregoing provisions of this Subsection (b), Executive shall be entitled to participate in or receive benefits under any employee benefit plains including, but not limited to, retirement plans, pension plans, profit-sharing plans, health-and-accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

         (c) In addition to the Base Salary provided for by paragraph (a) of this Section 3 and other compensation provided for by paragraph (b) of this
Section 3, Reserve shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred in the performance of Executive's obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

         (d) Executive shall also receive incentive compensation equal to 50% of pre-tax earnings, applied to Reserve as standalone corporation, in excess of $300,000 per fiscal year, but in no event in excess of $400,000 per year ("Incentive Compensation"). The calculation of pre-tax earnings shall be made in accordance with generally accepted accounting principles in the United States ("GAAP"), provided that the same shall be adjusted to eliminate all corporate overhead and other expenses to Reserve by the Bank or GCFC. For purposes of determining the pre-tax earnings of Reserve, there shall be included the revenue that would have been recognized by Reserve (i) on loans originated by Reserve and sold to the Bank rather than being sold to the customary purchasers of loans originated by Reserve and (ii) on residential mortgage loans originated by the Bank. The amount of such foregone revenue shall be determined in a manner mutually agreed upon by Executive and the Chairman of the Bank. The calculation shall be prorated for any partial year.

4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION; TERMINATION UPON DISABILITY OR DEATH.

         (a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive's term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean the termination by Reserve of Executive's full-time employment hereunder for any reason, other than termination governed by Sections 4(c) or 5 hereof or for a Termination for Cause as defined in Section 7 hereof;

         (b) Upon the occurrence of an Event of Termination on the Date of Termination, as defined in Section 8(b), Reserve shall be obligated to pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the sum of: (i) $600,000; and (ii) all benefits, including health insurance in accordance with
Section 3(b) that would have been provided to Executive for the remaining Term of this Agreement had an Event of Termination not occurred. Such benefits shall be eliminated in the event the Executive obtains other employment following termination of employment. In the event of the Executive's Termination for Cause or his voluntary resignation, however, other than under Section 5(b)(ii) of this Agreement, he shall be entitled to receive his Base Salary through the Date of Termination as specified in the Notice of Termination under Section 8(a) and no other benefits or payments under this Agreement.

         (c) In the event Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability (as defined in the Bank's human resources policy), Reserve may terminate this Agreement, provided that Reserve shall continue to be obligated to pay the Executive his Base Salary for one year after such termination, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Reserve or the Bank has provided or may provide on behalf of its employees or pursuant to any workman's or social security disability program shall reduce the compensation to be paid to the Executive pursuant to this paragraph.

         (d) In the event of the Executive's voluntary termination, other than under Section 5(b)(ii) of this Agreement, no payment of any type shall be made to the Executive under this Agreement for the period through the Date of Termination unless the Executive shall comply with his obligations under Section
2.03 of the Stock Purchase Agreement, dated June 10, 2004, by and among GCFC, CFBank, RJO Financial Services, Inc., and the Executive.

5.       CHANGE IN CONTROL.

         (a) For purposes of this Agreement, a "Change in Control" of GCFC or the Bank shall mean an event of a nature that; (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a change in control of GCFC or the Bank within the meaning of the Home Owners' Loan Act, as amended, or the Rules and Regulations promulgated by the Office of Thrift Supervision (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS).

         (b) If a Change in Control of GCFC or the Bank has occurred pursuant to
Section 5(a) or the Board has determined that a Change in Control has occurred, Executive shall be entitled to the benefits provided in paragraphs (c) of this
Section 5 only upon his subsequent termination of employment at any time during the Term of this Agreement due to (i) Executive's dismissal, or (ii) Executive's voluntary resignation following any demotion, loss of title, office or significant authority or responsibility, reduction in the annual compensation or material reduction in benefits or relocation of his principal place of employment by more than 50 miles from its location immediately prior to the Change in Control, unless such termination is because of his death or Termination for Cause (as defined herein).

         (c) Upon the Executive's entitlement to benefits pursuant to Section 5(b), Reserve shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of (i) $600,000; or (ii) an amount equal to the sum of (A) three (3) times the Executive's Base Salary and (B) an amount equal to the Incentive Compensation paid or earned from the date of this Agreement in accordance with Section 3(d) hereof divided by the number of full months completed prior to the occurrence of the event described in Section 5(b) and multiplied by thirty-six (36). Payment to the Executive will be made on a monthly basis in approximately equal installments during the remaining Term of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment. In addition to the foregoing sum, the Executive shall continue to receive for thirty-six (36) months, all benefits, including health insurance in accordance with Section 3(b) that would have been provided to Executive had the event described in Section (b) of this Section 5 not occurred.

6.       CHANGE OF CONTROL RELATED PROVISIONS.

         Notwithstanding the provisions of Section 5, in the event that

         (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1936, as amended (the "Code") or any successor thereof, (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

         (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required thereby among the Termination Benefits shall be determined by the Executive.

7.       TERMINATION FOR CAUSE.

         The term "Termination for Cause" or "Terminated for Cause" shall mean termination because the Executive's failure to perform stated duties, incompetence, willful misconduct, breach of fiduciary duty involving person profit, personal dishonesty, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive's part shall be "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action

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or omission was in the best interest of GCFC or its Subsidiaries.
Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a Notice of Termination stating that the Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 8 hereof through the Date of Termination, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable unless vested and any unvested awards granted to Executive under any stock benefit plan of GCFC or its Subsidiaries shall not vest. At the Date of Termination, such stock options and related limited rights and such unvested awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Date of Termination for Cause.

8.       NOTICE.

         (a) Any purported termination by Reserve or the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes off this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

         (c) If within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, Reserve will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.       POST-TERMINATION OBLIGATIONS.

         All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 10 for twelve (12) full calendar months after the earlier of the expiration of this Agreement or termination of Executive's employment with Reserve. Executive shall, upon reasonable notice, furnish such information and assistance to Reserve or its successor as may reasonably

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be required by Reserve in connection with any litigation in which it or any of its subsidiaries or affiliates or may become a party.

10.      NON-COMPETITION AND NONDISCLOSURE.

         (a) Upon the occurrence of a Termination for Cause (as defined in Section 7 hereof) or the Executive's voluntary resignation (other than under
Section 5(b)(ii) hereof), Executive agrees not to compete with Reserve or its Subsidiaries for a period of one (1) year following such Date of Termination in any city, town or county in which Reserve or the Bank maintains an office or has filed an application for regulatory approval to establish an office and any county adjacent to such city, town or, county, determined as of the Date of Termination, except as agreed to by GCFC. The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of GCFC or its Subsidiaries. The parties hereto, recognizing that irreparable injury will result to GCFC or its subsidiaries, its business and property in the event of the Executive's breach of this Subsection 10(a), agree that in the event of any such breach by the Executive, GCFC or its subsidiaries will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive or his partners, agents, servants, employees and all persons acting for or under the direction of Executive. Executive represents and admits that in the event of the termination of his employment pursuant to Section 7 hereof, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than GCFC or its Subsidiaries, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood. Nothing herein will be construed, as prohibiting GCFC or its Subsidiaries from pursuing any other remedies available to GCFC or its Subsidiaries for such breach or threatened breach, including the recovery of damages from Executive.

         (b) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of GCFC and its Subsidiaries, as it may exist from time to time, is a valuable, special and unique asset of the business of GCFC and its Subsidiaries. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of GCFC and its Subsidiaries to any person, firm, corporation, or other entity for any reason or purpose whatsoever unless expressly authorized by the Board or required by law. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of GCFC or the Subsidiaries. In the event of a breach or threatened breach by the Executive of the provisions of this Section, Reserve will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of Reserve or the Subsidiaries or from rendering any services to any person, firm, corporation, or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting Reserve from pursuing any other remedies available to Reserve for such breach or threatened breach, including the recovery of damages from Executive.

11.      SOURCE OF PAYMENTS.

         (a) All payments provided in this Agreement shall be timely paid in cash or by check from the general funds of Reserve.

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         (b) In the event that Reserve is dissolved or liquidated, the Bank shall assume the obligations of Reserve under this Agreement.

12.      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the parties hereto and supersedes any prior employment agreement between Reserve and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.

13.      NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and Reserve and their respective successors, heirs and assigns.

14.      MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.      SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

16.      HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply.

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17.      GOVERNING LAW.

         This Agreement shall be governed by the laws of the State of Ohio without regard to the principles of conflicts of law of this state, unless otherwise specified herein.

18.      ARBITRATION.

         Notwithstanding any right to enforcement under Section 10(a), any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of Reserve's home office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

         In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement.

19.      REQUIRED REGULATORY PROVISIONS

         (a) Reserve may terminate the Executive's employment at any time subject to his rights to receive payments under Section 4 hereof. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

         (b) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Reserve's affairs by a notice served under Section 8(e)(3) (12 USC Section 1818(e)(3)) or 8(g) (12 USC
Section 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, Reserve's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Reserve may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         (c) If the Executive is removed and/or permanently prohibited from participating in the conduct of Reserve's affairs by an order issued under
Section 8(e) (12 USC Section 1818(e)) or 8(g) (12 USC Section 1818(g)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of Reserve under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         (d) If the Bank is in default as defined in Section 3(x) (12 USC
Section 1813(x)(1)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, all obligations of the Reserve under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

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

         (e) All obligations of Reserve under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of Reserve (i) by the Federal Deposit Insurance Corporation ("FDIC"), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 USC Section 1823(c)) of the Federal Deposit Insurance Act, as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989; or
(ii) when the Bank is determined by the FDIC to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         (f) Notwithstanding anything herein contained to the contrary, any payments to the Executive by Reserve, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

20.      SUCCESSOR TO RESERVE.

         Reserve and the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of Reserve or the Bank, expressly and unconditionally to assume and agree to perform Reserve's obligations under this Agreement, in the same manner and to the same extent that Reserve would be required to perform if no such succession or assignment had taken place.

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

         IN WITNESS WHEREOF, Reserve and the Executive have executed Agreement on date first above written

                                     RESERVE MORTGAGE SERVICES, INC.

                                     By: _______________________________________
                                           David C. Vernon
                                           Chairman of the Board

                                     CFBANK

                                     By: _______________________________________
                                           David C. Vernon
                                           Chairman and Chief Executive Officer

                                     EXECUTIVE

                                     ___________________________________________
                                           Richard J. O'Donnell

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